                                                                     EXHIBIT 2.5

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          CALIPER LIFE SCIENCES, INC.,

                             CALIPER HOLDINGS, INC.

                                       AND

                               XENOGEN CORPORATION

                          Dated as of February 10, 2006

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1. THE MERGER............................................................     2
   1.1  The Merger.......................................................     2
   1.2  Closing..........................................................     2
   1.3  Filing of Certificate of Merger..................................     2
   1.4  Effect of the Merger.............................................     3
   1.5  Certificate of Incorporation and Bylaws of the Surviving
        Corporation......................................................     3
   1.6  Directors and Officers...........................................     3
   1.7  Conversion of Company Common Stock, Etc..........................     3
   1.8  Company Warrants.................................................     5
   1.9  Cancellation of Shares...........................................     6
   1.10 Company Stock Plans..............................................     6
   1.11 Capital Stock of Merger Sub......................................     7
   1.12 Adjustments......................................................     7
   1.13 No Fractional Shares or Fractional Warrants......................     7
   1.14 Exchange of Certificates.........................................     8
   1.15 No Liability.....................................................     8
   1.16 Taking of Necessary Action; Further Action.......................     8
   1.17 Reorganization Treatment.........................................     8

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................     9
   2.1  Organization and Qualification...................................     9
   2.2  Subsidiaries.....................................................    10
   2.3  Capital Structure................................................    11
   2.4  Authority; No Conflict; Required Filings.........................    13
   2.5  Board Approval; Section 203; Required Vote.......................    15
   2.6  SEC Filings; Sarbanes-Oxley Act..................................    16
   2.7  Absence of Undisclosed Liabilities...............................    18
   2.8  Absence of Certain Changes or Events.............................    18
   2.9  Agreements, Contracts and Commitments............................    18
   2.10 Compliance with Laws.............................................    19
   2.11 Material Permits.................................................    19
   2.12 Litigation and Product Liability.................................    19
   2.13 Restrictions on Business Activities..............................    20
   2.14 Employee Benefit Plans...........................................    20
   2.15 Labor and Employment Matters.....................................    25
   2.16 Registration Statement; Proxy Statement/Prospectus...............    27
   2.17 Properties and Assets............................................    28
   2.18 Insurance........................................................    28
   2.19 Taxes............................................................    29
   2.20 Environmental Matters............................................    30
   2.21 Intellectual Property............................................    32
   2.22 Brokers..........................................................    34
   2.23 Certain Business Practices.......................................    34
   2.24 Government Contracts.............................................    35
   2.25 Interested Party Transactions....................................    35
   2.26 Opinion of Financial Advisor.....................................    36
   2.27 Company Stockholder Rights Plan..................................    36


                                       ii

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
   2.28 Full Disclosure..................................................    36

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............    36
   3.1  Organization and Qualification...................................    37
   3.2  Subsidiaries.....................................................    37
   3.3  Capital Structure................................................    38
   3.4  Authority; No Conflict; Required Filings.........................    39
   3.5  Board Approval; Required Vote....................................    41
   3.6  SEC Filings; Financial Statements................................    42
   3.7  Absence of Undisclosed Liabilities...............................    43
   3.8  Absence of Certain Changes or Events.............................    44
   3.9  Compliance with Law..............................................    44
   3.10 Material Permits.................................................    44
   3.11 Litigation and Product Liability.................................    45
   3.12 Restrictions on Business Activities..............................    45
   3.13 Employee Benefit Plans...........................................    45
   3.14 Labor and Employment Matters.....................................    50
   3.15 Registration Statement; Proxy Statement/Prospectus...............    51
   3.16 Properties and Assets............................................    52
   3.17 Insurance........................................................    52
   3.18 Taxes............................................................    53
   3.19 Environmental Matters............................................    54
   3.20 Intellectual Property............................................    55
   3.21 Certain Business Practices.......................................    57
   3.22 Government Contracts.............................................    57
   3.23 Brokers..........................................................    57
   3.24 Interested Party Transactions....................................    58
   3.25 Opinion of Financial Advisor.....................................    58
   3.26 Interim Operations of Merger Sub.................................    58
   3.27 Ownership of Company Common Stock................................    58
   3.28 Parent Rights Agreement..........................................    58
   3.29 Full Disclosure..................................................    58

4. CONDUCT OF BUSINESS PENDING THE MERGER................................    59
   4.1  Conduct of Business by Company Pending the Merger................    59
   4.2  Conduct of Business by Parent Pending the Merger.................    64
   4.3  No Solicitation of Transactions..................................    66

5.ADDITIONAL AGREEMENTS..................................................    71
   5.1  Proxy Statement/Prospectus; Registration Statement...............    71
   5.2  Meeting of Company Stockholders..................................    72
   5.3  Meeting of Parent Stockholders...................................    73
   5.4  Access to Information; Confidentiality...........................    74
   5.5  Commercially Reasonable Efforts; Further Assurances..............    74
   5.6  Employee Benefits................................................    77
   5.7  Board of Directors...............................................    78
   5.8  Notification of Certain Matters..................................    79
   5.9  Public Announcements.............................................    80
   5.10 Accountant's Letters.............................................    80
   5.11 Directors and Officers Insurance.................................    80
   5.12 Stockholder Litigation...........................................    82
   5.13 Nasdaq Listing...................................................    80


                                      iii

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
   5.11 Merger Sub.......................................................    80
   5.12 Retention Bonuses................................................    82

6.CONDITIONS OF MERGER...................................................    83
   6.1  Conditions to Obligation of Each Party to Effect the Merger......    83
   6.2  Additional Conditions to Obligations of Parent...................    85
   6.3  Additional Conditions to Obligations of the Company..............    86

7. TERMINATION, AMENDMENT AND WAIVER.....................................    87
   7.1  Termination......................................................    87
   7.2  Effect of Termination............................................    89
   7.3  Fees and Expenses................................................    90
   7.4  Amendment........................................................    90
   7.5  Waiver...........................................................    91

8.GENERAL PROVISIONS.....................................................    91
   8.1  Survival of Representations and Warranties.......................    91
   8.2  Notices..........................................................    91
   8.3  Interpretation...................................................    92
   8.4  Severability.....................................................    93
   8.5  Entire Agreement.................................................    93
   8.6  Assignment.......................................................    93
   8.7  Parties in Interest..............................................    93
   8.8  Failure or Indulgence Not Waiver; Remedies Cumulative............    94
   8.9  Governing Law; Enforcement.......................................    94
   8.10 Counterparts.....................................................    94
   8.11 Knowledge........................................................    95

                                    EXHIBITS

EXHIBIT A - Form of Company Voting Agreement
EXHIBIT B - Form of Parent Voting Agreement
EXHIBIT C - Form of Warrant
EXHIBIT D - Exchange Procedures

                                    SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as February 10, 2006 by and among CALIPER LIFE SCIENCES, INC., a Delaware corporation ("Parent"), CALIPER HOLDINGS, INC., a Delaware corporation and wholly owned Subsidiary of Parent ("Merger Sub"), and XENOGEN CORPORATION, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a "Party" and, collectively, as the "Parties."

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent combine with the Company in order to advance each of their long-term business interests; and

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the stockholders of the Company becoming stockholders and warrant holders of Parent;

     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company's common stock are entering into voting agreements in substantially the form of Exhibit A attached hereto (the "Company Voting Agreements");

     WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of Parent's common stock are entering into voting agreements in substantially the form of Exhibit B attached hereto (the "Parent Voting Agreements"); and

     WHEREAS, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1. THE MERGER 1.1 The Merger.At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, (i) the Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of the Company shall cease, and (iii) Merger Sub, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing.Unless this Agreement shall have been terminated pursuant to the provisions of Section 7, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Section 6, the closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at a time and on a date to be mutually agreed upon by the Parties (the "Closing Date"), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Section 6 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, unless another place is agreed to in writing by the Parties. For purposes of this Agreement, "Business Day" shall mean any day other than Saturday, Sunday or a legal holiday on which banks are closed in New York, New York.

     1.3 Filing of Certificate of Merger. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the "Effective Time").

     1.4 Effect of the Merger. Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

     1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time and without further action on the part of the Parties, (i) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time until thereafter amended as provided by the DGCL and (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub immediately prior to the Effective Time until thereafter amended as provided by the DGCL.

     1.6 Directors and Officers. Subject to the requirements of Law (as defined in Section 1.7(c)), the directors and officers of Merger Sub immediately prior to the Closing shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.7 Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

          (a) Subject to Section 1.9, each share of the Company's common stock, par value $0.001 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, each as defined below) shall be converted automatically into the right to receive (i) a fraction of a fully paid and non-assessable share of common stock of Parent, $0.001 par value per share (including, subject to the prior amendment or redemption thereof, the corresponding rights ("Rights") to purchase shares of Parent's Series A Junior Participating Preferred Stock, $0.001 par value per share, pursuant to that certain Rights Agreement dated as of December 18, 2001 (the "Parent Rights Agreement") between Parent and Wells Fargo Bank Minnesota, N.A.) ("Parent Common Stock") equal to the Stock Exchange Ratio, and (ii) a fraction of a warrant, in substantially the form of Exhibit C attached hereto (a "Warrant"), to purchase one fully paid and non-assessable share of Parent Common Stock equal to the Warrant Exchange Ratio, at a purchase price per share equal to the

Warrant Exercise Price. The "Stock Exchange Ratio" shall be equal to the quotient obtained by dividing (i) 13,200,000 shares of Parent Common Stock by
(ii) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and other than shares of Company Common Stock that are issued upon the exercise of Company Options exercised following the date hereof and at or prior to the Effective Time) plus (B) the number of shares of Company Common Stock that would be issued and outstanding upon the net exercise of all Company Options actually exercised following the date hereof and at or prior to the Effective Time (whether such options are net exercised, exercised for cash, or otherwise, and, for the purpose of determining the number of shares of Company Common Stock issuable upon such net exercise, the fair market value of one share of Company Common Stock shall be equal to the volume weighted average sale price per share of Company Common Stock (rounded up to the nearest cent) on the Nasdaq National Market (the "NNM") for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Closing Date) plus (C) the number of shares of Company Common Stock issuable upon the exercise of Company Warrants issued and outstanding immediately prior to the Effective Time (the sum of subclauses (A), (B) and (C) the "Fully-Diluted Company Stock"). The "Warrant Exchange Ratio" shall be equal to the quotient obtained by dividing (i) 5,125,000 shares of Parent Common Stock by (ii) the Fully-Diluted Company Stock. The "Warrant Exercise Price" shall be equal to $6.79. Unless the context otherwise requires, all references in this Agreement to "Parent Common Stock" shall be deemed to also refer to the associated Rights.

          (b) At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a "Company Certificate" and, collectively, the "Company Certificates") shall cease to have any rights with respect thereto other than the right to receive the shares of Parent Common Stock and Warrants such holder is entitled to receive pursuant to this Section 1.7 together with cash in lieu of fractional shares, if any, of Parent Common Stock and fractional Warrants, if any, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.13 hereof, in each case without interest (such shares of Parent Common Stock and Warrants together with any cash in lieu of fractional shares of Parent Common Stock and fractional

Warrants being referred to herein as the "Merger Consideration") and subject to
Section 1.7(c) below.

          (c) Dissenting Shares. Notwithstanding anything to the contrary in this Section 1.7, any shares of the Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Closing, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable federal, state, local or foreign statute, law, regulation, legal requirement or rule, ordinance or code of any Governmental Authority (as such term is defined in Section 2.4(d) of this Agreement), including any judicial or administrative interpretation thereof ("Law"). The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under Law.

     1.8 Company Warrants. At the Effective Time, each unexercised warrant to purchase shares of Company Common Stock (the "Company Warrants") then outstanding will be assumed by Parent, to the extent permitted by the terms of such Company Warrants. Each such outstanding Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrants immediately prior to the Effective Time, except that such Company Warrants shall be exercisable for that number of "Parent Units" (as defined below) that is equal to the number of shares of Company Common Stock that were purchasable under such outstanding Company Warrant immediately prior to the Effective Time. Each "Parent Unit" shall consist of (i) that fraction of a share of Parent Common Stock equal to the Stock Exchange Ratio and (ii) that fraction of a Warrant equal to the Warrant Exchange Ratio, and the per Parent Unit exercise price for each such assumed Company Warrant shall be equal to the exercise price of such Company Warrant immediately prior to the Effective Time. From and after the Effective Time, unless the context requires otherwise, all references to the Company in the Company Warrants shall be deemed to refer to Parent. Parent further agrees that, notwithstanding any other term of this
Section 1.8 to the contrary, if required under the terms of the assumed Company Warrants, it will execute a supplemental agreement with the holders of Company Warrants to effectuate the foregoing. Parent shall (x) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the assumed Company Warrants (including, without limitation, the shares of Parent Common Stock issuable upon the exercise of Warrants subject to the assumed Company Warrants) pursuant to this Section 1.8 and (y) from and after the Effective Time, upon exercise of the assumed Company Warrants in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock and Warrants covered thereby.

     1.9 Cancellation of Shares. At the Effective Time, each share of Company Common Stock either owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(e)) of Parent or the Company immediately prior to the Effective Time (collectively, "Excluded Shares"), shall be canceled and extinguished without any conversion thereof or payment therefor.

     1.10 Company Stock Plans.

          (a) At the Effective Time, all unexercised options to purchase shares of Company Common Stock (the "Company Stock Options") then outstanding under the stock option plans listed in Section 1.10(a) of the Company Disclosure Schedule (together, the "Company Stock Plans") will be terminated or cancelled, as the case may be, in accordance with the terms of such Company Stock Plans and the agreements entered into under such Company Stock Plans. Prior to the Effective Time, the Company shall give any notice required by the Company Stock Plans, which notice shall have been provided to Parent for its review prior to delivery, to holders of Company Stock Options of (i) the acceleration in full of the vesting of such Company Stock Options, if applicable, effective as of a date determined by the Company on or prior to the date of the Effective Time, (ii) the right of each holder of such Company Stock

Options to exercise such Company Stock Options contingent upon the consummation of the Merger, (iii) if the Company should so elect, in its sole discretion, the right of each holder of such Company Stock Options to exercise such Company Stock Options on a net exercise basis, contingent upon the consummation of the Merger, and (iv) the termination or cancellation, as the case may be, upon the Closing of any unexercised Company Stock Options.

          (b) The Company and Parent shall each, to the extent permitted by applicable Law, take all action reasonably necessary to cause all dispositions of equity securities of the Company (including Company Stock Options) or acquisitions of equity securities of Parent (including the Warrants and any options to acquire Parent Common Stock that may be granted by Parent) by each individual who (i) is a director or officer of the Company, or (ii) at the Effective Time will become a director or officer of Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

     1.11 Capital Stock of Merger Sub. Each share of common stock of Merger Sub, $0.01 par value per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

     1.12 Adjustments. The Stock Exchange Ratio and the Warrant Exchange Ratio shall be appropriately adjusted, at any time and from time to time, to fully reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to Parent Common Stock or, if permitted by the terms of Section 4.1, Company Common Stock, as the case may be, occurring (or for which a record date occurs) during the Interim Period (as defined in Section 4.1).

     1.13 No Fractional Shares or Fractional Warrants. No certificate or scrip representing fractional shares of Parent Common Stock or fractional Warrants shall be issued upon the surrender of Company Certificates for exchange, and such fractional share and Warrant interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or a fraction of a Warrant (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to the sum of (i) such fractional part of a share of Parent Common Stock multiplied by the Closing Average plus (ii) such fractional part of a Warrant multiplied by the value of the Warrant as of the Closing Date based on a Black-Scholes valuation, as mutually agreed between the parties. For purposes of this Agreement, the "Closing Average" shall be equal to the volume weighted average sale price per share of Parent Common Stock (rounded up to the nearest cent) on the NNM for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Closing Date.

     1.14 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth in Exhibit D attached hereto, which is incorporated by reference herein as if set forth in full.

     1.15 No Liability. To the extent permitted by applicable Law, none of the Exchange Agent (as defined in Exhibit D), Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or any amount of cash properly delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     1.16 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement

     1.17 Reorganization Treatment. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections

1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent, the Company and Merger Sub have taken no actions and will take no actions, nor have they failed to take any actions or will they fail to take any actions, either before or after the Closing, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization. Each of Parent, the Company and Merger Sub shall report the Merger for income tax purposes as a reorganization and will take no position in any Return or Tax proceeding inconsistent with treatment of the Merger as a reorganization.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the disclosure schedule provided by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the Company represents and warrants to Parent that the statements contained in this Section 2 are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 2. As used in this Agreement, a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiary, taken as a whole, excluding any changes, events or effects that result from: (i) any change arising out of conditions affecting the economy or industry of the Company in general which does not affect the Company in a materially adverse manner relative to other participants in the economy or such industry, respectively, (ii) any change that is due to actions required to be taken by the Company pursuant to the terms of this Agreement, or (iii) the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby (including, without limitation, changes attributable to the incurrence of transaction expenses in connection with the Merger). In the event of any litigation regarding clauses (i), (ii) or (iii) of the foregoing sentence, the Company shall be required to sustain the burden of demonstrating that any such change, event or effect results from the circumstances referred to in any such applicable clause.

     2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Except as set forth on Schedule 2.1 of the Company Disclosure Schedule, the Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided or made available to Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

     2.2 Subsidiaries.

          (a) Xenogen Biosciences, Inc. (the "Company Subsidiary") is the only Subsidiary (as defined in Section 2.2(e)) of the Company in existence.

          (b) The Company Subsidiary is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the State of Ohio, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as set forth on Schedule 2.2(c) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiary are: (i) duly authorized, validly issued, fully paid and non-assessable; (ii) owned, directly or indirectly, by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, "Liens"); and (iii) free of any restriction, including any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities Law.

          (d) The Company Subsidiary is not required to file any forms, reports or other documents with the U.S. Securities and Exchange Commission (the "SEC").

          (e) For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnership interests in which held by such party or Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     2.3 Capital Structure.

          (a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Company Preferred Stock").

          (b) As of the close of business on February 9, 2006: (i) 20,259,819 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 2,432,011 shares of Company Common Stock were duly reserved for future issuance pursuant to outstanding Company Stock Options granted pursuant to the Company Stock Plans; and (v) 2,110,698 shares of Company Common Stock were duly reserved for future issuance pursuant to the exercise of Company Warrants. Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

          (c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans, the Company Stock Options and the Company Warrants will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Company has no outstanding shares of Company Common Stock that are subject to a right of repurchase that will survive the Merger.

          (d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor the Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

          (e) The Company has previously made available to Parent a complete and correct list of the holders of all Company Stock Options and Company Warrants outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Company Stock Plans).

          (f) All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding Company Warrants and Company Stock Options were issued in compliance in all material respects with all applicable federal and state securities Law.

          (g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Company, other than rights of repurchase of Company Common Stock pursuant to agreements entered into in connection with the Company Stock Plans between the Company and the holder of such shares of Company Common Stock. Except as described in this Section 2.3, and except as set forth on Schedule 2.3(g) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or the Company Subsidiary or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or the Company Subsidiary based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) of the Company or to cause the Company or the Company Subsidiary to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or the Company Subsidiary.

          (h) Other than the Company Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or the Company Subsidiary or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or the Company Subsidiary.

     2.4 Authority; No Conflict; Required Filings.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Certificate of Incorporation (the "Company Stockholder Approval"), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

          (b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the "Bankruptcy and Equitable Exceptions").

          (c) Except as set forth on Schedule 2.4(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or the Company Subsidiary under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company or other equivalent organizational documents of the Company Subsidiary; (ii) subject to the governmental filings and other matters referred to in paragraph
(d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or the Company Subsidiary, or by which any of their respective properties or assets is bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or the Company Subsidiary is a party or by which any of their respective properties is bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger.

          (d) Except as set forth on Schedule 2.4(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a "Governmental Authority") is required by the Company or the Company

Subsidiary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable foreign or domestic antitrust Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business;
(iii) filings under and compliance with any applicable requirements under the Securities Act; (iv) filings under and compliance with any applicable requirements under the Exchange Act; (v) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws; (vi) compliance with any applicable requirements under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the "FDA Act"); and (vii) such other consents, approvals, orders or authorizations, or registrations, declarations or filings, which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

     2.5 Board Approval; Section 203; Required Vote.

          (a) The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of those directors voting on such matters:
(i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the "Company Board Recommendation") the adoption of this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.

          (b) The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to this Merger.

          (c) The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

     2.6 SEC Filings; Sarbanes-Oxley Act.

          (a) Since July 16, 2004, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, the "Company SEC Reports"). Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, the Company SEC Reports: (i) were timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, there are no pending, unresolved comments from the Staff of the SEC with respect to any filing or submission made by the Company with the SEC, whether under the Securities Act or the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the "Company Financial Statements"), at the time filed, (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of the Company and the Company Subsidiary as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

          (c) Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (d) The management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company has complied with the applicable provisions of the Sarbanes-Oxley Act of 2002 ("SOX") and the rules and regulations promulgated thereunder or under the Exchange Act. Each Company SEC Report that was required to be accompanied by a certification required to be filed or submitted by the Company's principal executive officer or the Company's principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.

          (e) Except as set forth on Schedule 2.6(e) of the Company Disclosure Schedule, the management of the Company has (i) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has disclosed in writing to Parent prior to the date hereof all disclosures described in clause (ii) of the immediately preceding sentence made prior to the date of this Agreement.

     2.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.7 of the Company Disclosure Schedule, the Company and the Company Subsidiary do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company's Form 10-Q (the "Most Recent Balance Sheet") filed with the SEC on November 14, 2005; (ii) obligations under any Company Material Contract (as defined in Section 2.9); and (iii) liabilities or obligations incurred since September 30, 2005 (the "Most Recent Balance Sheet Date") in the ordinary course of business consistent with past practice.

     2.8 Absence of Certain Changes or Events. Except as set forth on Schedule
2.8 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company and the Company Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

     2.9  Agreements, Contracts and Commitments.

          (a) The Company has made available to Parent, or has filed as an exhibit to a Company SEC Report, a complete and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC ("Regulation S-K"), or (ii) which has been entered into by the Company or the Company Subsidiary since the Most Recent Balance Sheet Date and will be required to be filed by the Company with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the "Company Material Contracts").

          (b) Except as set forth on Schedule 2.9(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is in breach, or has received in writing any claim that it is in breach, of any of the terms or conditions of any Company Material

Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or the Company Subsidiary.

          (c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and, to the knowledge of the Company, no other party to such contract is in material default.

     2.10 Compliance with Laws. The Company is, and since December 31, 2003 has been, in compliance in all material respects with all applicable laws and judgments of any Governmental Authority applicable to its businesses or operations. There is no pending, or, to the Company's knowledge, threatened claim, demand or investigation alleging a violation by the Company of any applicable Law or judgment of any Governmental Authority applicable to its businesses or operations.

     2.11 Material Permits. Each of the Company and the Company Subsidiary holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including those that are required under all Environmental Laws (as defined in Section 2.20(h)), in each case (whether under Environmental Laws or otherwise) the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (such licenses, permits, franchises and authorizations, the "Material Permits"). Each of the Company and the Company Subsidiary has submitted to the FDA and all similar applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company and the Company Subsidiary as currently conducted, in each case the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiary are in compliance with all such Material Permits, except for any failures to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect.

     2.12 Litigation and Product Liability. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or the Company Subsidiary which, if decided adversely would (a) be reasonably likely to result in a Company Material Adverse Effect, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis. Except as set forth on
Schedule 2.12 of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or the Company Subsidiary which, if decided adversely would be reasonably likely to result in damages payable by the Company or the Company Subsidiary in excess of $100,000 in the aggregate. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with the Company which would reasonably be expected to have a Company Material Adverse Effect

     2.13 Restrictions on Business Activities. Except as set forth on Schedule
2.13 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or the Company Subsidiary which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or the Company Subsidiary or (b) any acquisition of any Person or property by the Company or the Company Subsidiary, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Company Material Adverse Effect.

     2.14 Employee Benefit Plans.

          (a) Schedule 2.14 of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, all insurance and other similar fringe or employee benefit plans, programs or arrangements, and all current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (a "Company ERISA Affiliate"), unless such plan has been terminated and none of the Company, the Company Subsidiary or any Company ERISA Affiliate has any continuing liability thereunder (together, the "Company Employee Plans"). The Company has provided to Parent, with respect to the Company Employee Plans, the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the Internal Revenue Service ("IRS"), (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Company Employee Plan.

          (b) (i) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan, nor are there any current or threatened Liens on the assets of any Company Employee Plan, (iii) all Company Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Company and Company ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material default under or violation of, and the Company has no knowledge of any material default or violation by any other party with respect to, any of the Company Employee Plans,
(v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary except as set forth in
Schedule 2.14(b) of the Company Disclosure Schedule, (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States, and (ix) neither the Company nor any Company ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA, except in each case in this Section 2.14(b) as would not reasonably be expected to have a Company Material Adverse Effect.

          (c) No Company Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Company Employee Plan is a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither the Company nor any Company ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

          (d) Each Company Employee Plan that is a "group health plan" (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, except for such failures to comply as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on
Schedule 2.14(d) of the Company Disclosure Schedule, no Company Employee Plan or written or, to the knowledge of the Company, oral, agreement exists which obligates the Company or any Company ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any Company ERISA Affiliate following such employee's, former employee's or director's termination of employment with the Company or any Company ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage or other applicable Law.

          (e) Except as set forth on Schedule 2.14(e) of the Company Disclosure Schedule, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an Company ERISA Affiliate. Except as set forth on Schedule 2.14(e) of the Company Disclosure Schedule, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

          (f) All contributions due and payable on or before the Closing Date in respect of any Company Employee Plan have been or, prior to the Closing Date will be, made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been or, upon filing of a Company SEC Report would be, provided for in the Company's Financial Statements for such contributions not made in proper form prior to the Closing Date.

          (g) Except as set forth on Schedule 2.14(g) of the Company Disclosure Schedule, no Company Employee Plan currently or previously maintained by Company or any of its Company ERISA Affiliates provides any post-termination health care or life insurance benefits, and neither the Company nor its Company ERISA Affiliates has any obligations (whether written or oral) to provide any post-termination benefits in the future (except for COBRA Coverage).

          (h) The consummation of the transactions contemplated by this Agreement will not, except as set forth in Schedule 2.14(h) of the Company Disclosure Schedule, (A) entitle any individual to severance or separation pay, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. Except as set forth on Schedule 2.14(h) of the Company Disclosure Schedule, no payment made or contemplated under any

Company Employee Plan or other benefit arrangement may constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

          (i) Except as set forth on Schedule 2.14(i) of the Company Disclosure Schedule, with respect to each Company Employee Plan, (A) there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Company Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) the Company has satisfied any and all bond coverage requirements of ERISA. Each Company Employee Plan may be transferred by the Company or Company ERISA Affiliate to Parent.

          (j) Each Company Employee Plan which is covered by Section 409A of the Code is in "good faith" compliance with Section 409A of the Code, Treasury Notice 2005-1 and proposed Treasury Regulation Section 1.409A.

          (k) Except as set forth on Schedule 2.14(k) of the Company Disclosure Schedule, neither the Company nor any of its Company ERISA Affiliates or the Company Subsidiary is a party to any written: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) agreement with any current or former employee of the Company or any of its Company ERISA Affiliates or the Company Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $250,000 per annum.

          (l) Schedule 2.14(l) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of the Company who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of the Company, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Schedule 2.14(l) of the Company Disclosure Schedule also sets forth, as of the date hereof, the total number of such options, warrants and rights. True, complete and correct copies of each form of agreement between the Company and the holders of such options, warrants and rights relating to the same have been furnished to Parent and no material changes have been made to any such options, warrants and rights that are currently outstanding.

     2.15 Labor and Employment Matters.

          (a) (i) To the knowledge of the Company, there are no material labor grievances pending or, to the knowledge of the Company, threatened between the Company or the Company Subsidiary, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or the Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received written notice of any pending charge of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that the Company has failed to comply with any material Law relating to employment or labor matters. Except as set forth on Schedule 2.15(a) of the Company Disclosure Schedule, the Company is not currently and has not been the subject of any actual or, to the knowledge of the Company, threatened, "whistleblower" or similar claims by past or current employees or any other persons.

          (b) The Company is currently in material compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 2.l5(b) as would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as otherwise set forth in Schedule 2.15(c) of the Company Disclosure Schedule, (i) all contracts of employment to which the Company or, to the knowledge of the Company, the Company Subsidiary is a party are terminable by the Company or the Company Subsidiary on three months' or less notice without penalty; (ii) there are no legally binding established practices, plans or policies of the Company or, to the knowledge of the Company, the Company Subsidiary, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, the Company Subsidiary has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Schedule 2.15(c) of the Company Disclosure Schedule; and
(iv) there is no term of employment of any employee of the Company or, to the knowledge of the Company, the Company Subsidiary which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

          (d) Schedule 2.15(d) of the Company Disclosure Schedule sets forth a list of the Company's employees as of the date hereof including such employee's job title, current compensation rate, and accrued unpaid leave or vacation.

          (e) Schedule 2.15(e) of the Company Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

          (f) Schedule 2.15(f) of the Company Disclosure Schedule sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.

          (g) Schedule 2.15(g) of the Company Disclosure Schedule sets forth a list of the Company employees that have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.

     2.16 Registration Statement; Proxy Statement/Prospectus.

          (a) The information to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the registration statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the shares of Parent Common Stock and Warrants to be issued in the Merger (together with the shares of Parent Common Stock to be issued upon any subsequent exercise of the Warrants) will be registered by Parent under the Securities Act (including any amendments or supplements thereto, the "Registration Statement") shall not, at the time such document is filed with the SEC, at the time it is amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b) The information to be supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with (i) the special meeting of stockholders of the Company to consider and vote on a proposal to adopt this Agreement (the "Company Stockholder Meeting") and (ii) the special meeting of stockholders of Parent to consider and vote on the issuance of shares of Parent Common Stock in connection with the Merger (the "Parent Stockholder Meeting") (such joint proxy statement/prospectus, as the same may be amended or supplemented, the "Proxy Statement"), shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting or Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company and Parent for the Company Stockholder Meeting or Parent Stockholder Meeting which has in the interim become false or misleading in any material respect.

     2.17 Properties and Assets.

          (a) Except as set forth on Schedule 2.17(a) of the Company Disclosure Schedule, other than properties and assets disposed of by the Company and the Company Subsidiary in the ordinary course of business since the Most Recent Balance Sheet Date, the Company and the Company Subsidiary have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case in this
Section 2.17(a) as would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Schedule 2.17(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property owned or leased by the Company or the Company Subsidiary (the leases pursuant to which the Company or the Company Subsidiary is a tenant of any such real property being hereinafter referred to as the "Leases"). As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect (i) the Leases are in full force and effect in accordance with their terms, (ii) the Company is not in default of any of its obligations under the Leases and (iii) to the Company's knowledge, the landlords under the Leases are not in default of the landlords' obligations under the Leases.

          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the facilities, property and equipment owned, leased or otherwise used by the Company or the Company Subsidiary are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

          (d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the tangible assets owned or leased by the Company and the Company Subsidiary, together with its intangible assets, are adequate to conduct the business and operations of the Company and the Company Subsidiary as currently conducted.

     2.18 Insurance.

          (a) Schedule 2.18 of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies that have been paid since January 1, 2002. The Company and the Company Subsidiary maintain policies of insurance against loss relating to their business, assets and operations and each such policy is in full force and effect (the "Company Insurance Policies"). All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and the Company Subsidiary are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Company Insurance Policies have been made available to Parent.

          (b) Except as set forth on Schedule 2.18 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance or (ii) refusal of any coverage or rejection of any material claim under any Company Insurance Policies.

     2.19 Taxes.

          (a) For purposes of this Agreement, a "Tax" means any and all federal, state, local and foreign taxes, and any assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity and any liability for Taxes arising under Treasury Regulations Section 1.1503-6.

          (b) Except as set forth on Schedule 2.19(b) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, "Returns") relating to any and all Taxes concerning or attributable to the Company or the Company Subsidiary or to their operations, and all such Returns are complete and correct in all material respects.

          (c) Except as set forth on Schedule 2.19(c) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to pay or withhold that would not reasonably be expected to have a Company Material Adverse Effect and any Taxes for which there have been proper accruals under GAAP and are reserved on the Most Recent Balance Sheet in accordance with subsection (e).

          (d) There is no material Tax deficiency proposed in writing or assessed against the Company or the Company Subsidiary that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or the Company Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect.

          (e) Neither the Company nor the Company Subsidiary has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Most Recent Balance Sheet Date in the ordinary course of business.

          (f) Neither the Company nor the Company Subsidiary have taken any action or agreed to take any action, or knows of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     2.20 Environmental Matters.

          (a) The Company is in compliance in with all Environmental Laws (as defined below), which compliance includes the possession by the Company and the Company Subsidiary of all Material Permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as set forth on Schedule 2.20(b) of the Company Disclosure Schedule, the Company has not received any written communication, whether from a

Governmental Authority or other Person, that alleges that either the Company or the Company Subsidiary is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Company, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the properties leased by the Company or the Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect.

          (c) To the knowledge of the Company, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company or the Company Subsidiary under any Environmental Law, except as would not reasonably be expected to have a Company Material Adverse Effect.

          (d) The Company has made available to Parent true, complete and correct copies of all of the Company's environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and the Company Subsidiary with any Environmental Laws.

          (e) To the knowledge of the Company, none of the facilities used by the Company or the Company Subsidiary has been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of the Company and the Company Subsidiary, all of which Materials of Environmental Concern, to the knowledge of the Company, have been stored and used in compliance with all Material Permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (f) Neither the Company nor the Company Subsidiary is the subject of any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither the Company nor the Company Subsidiary has received or is subject to any order or decree of any Governmental Authority relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Company Material Adverse Effect.

          (g) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently owned or leased by the Company or the Company Subsidiary.

          (h) For purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "Environmental Law" shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the: (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil;
(iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels, containers and other closed receptacles. "Materials of Environmental Concern" shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.

     2.21 Intellectual Property.

          (a) Each of the Company and the Company Subsidiary owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the "Company Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Company Intellectual Property"), in each case as is necessary to conduct their respective businesses as presently conducted and as currently proposed to be conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

          (b) Schedule 2.21(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Authority or for which an application for registration has been filed with any Governmental Authority, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.
Schedule 2.21(b) of the Company Disclosure Schedule identifies each Company Material Contract currently in effect containing any ongoing royalty or payment obligations of the Company and the Company Subsidiary in excess of $25,000 per annum with respect to Company Intellectual Property Rights and Company Intellectual Property that are licensed or otherwise made available to the Company and the Company Subsidiary.

          (c) Except as set forth on Schedule 2.21(c) of the Company Disclosure Schedule, all Company Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Closing Date, in connection with such registered Company Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

          (d) Neither the Company nor the Company Subsidiary is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which the Company or the Company Subsidiary is a party and pursuant to which the Company or the Company Subsidiary uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the "Third Party Intellectual Property Rights"), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

          (e) Except as set forth on Schedule 2.21(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither the Company nor the Company Subsidiary has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, the Company does not, to its knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any third party intellectual property rights.

          (f) To the knowledge of the Company, except as set forth on Schedule 2.21(f) of the Company Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights in a manner that has a material impact on the business of the Company or the Company Subsidiary, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have a Company Material Adverse Effect.

          2.22 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Thomas Weisel Partners LLC.

          2.23 Certain Business Practices. Neither the Company, the Company Subsidiary or, to the knowledge of the Company, any director, officer, employee or agent of the Company has, in the course of his or her duties on behalf of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Company Material Adverse Effect, except as set forth on Schedule 2.23 of the Company Disclosure Schedule, no Person has submitted to the Company, the Company Subsidiary or any member of the Board of Directors of either the Company or the Company Subsidiary any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to the Company or the Company Subsidiary, or any officer, director, employee or agent of either the Company or the Company Subsidiary, or concerning any violations or potential violations of the Company's or the Company Subsidiary's corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.

     2.24 Government Contracts. Neither the Company nor the Company Subsidiary has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened, except for any such suspension or debarment that would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, the Company Subsidiary or, to the knowledge of the Company, the Parent (assuming that no such suspension or debarment will result solely from the identity of or actions by Parent), except for any such suspension or debarment that would not reasonably be expected to have a Company Material Adverse Effect.

     2.25 Interested Party Transactions. Between July 14, 2004 and the date of this Agreement, except as set forth on Schedule 2.25 of the Company Disclosure Schedule, no event has occurred that would be required to be reported by the Company as a "Certain Relationship or Related Party Transaction" pursuant to
Item 404 of Regulation S-K, which has not been previously reported.

     2.26 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Thomas Weisel Partners, to the effect that, as of the date hereof, in its opinion, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to such stockholders. The Company will provide a complete and correct copy of such opinion to Parent as promptly as practicable following the date hereof.

     2.27 Company Stockholder Rights Plan. The Company has no stockholder rights plan, stockholder rights agreements or similar agreements with any of its stockholders.

     2.28 Full Disclosure.

     No representation or warranty by Company in this Agreement or in any certificate furnished or to be furnished by Company to Parent or Merger Sub pursuant to the provisions hereof, as such information may be modified by the Company Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company that the statements contained in this Section 3 are true, complete and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 3. As used in this Agreement, a "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes, events or effects that result from: (i) any change arising out of conditions affecting the economy or industry of Parent in general which does not affect Parent in a materially adverse manner relative to other participants in the economy or such industry, respectively, (ii) any change that is due to actions required to be taken by Parent pursuant to the terms of this Agreement, or (iii) the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby (including, without limitation, changes attributable to the incurrence of transaction expenses in connection with the Merger). In the event of any litigation regarding clauses
(i), (ii) or (iii) of the foregoing sentence, Parent shall be required to sustain the burden of demonstrating that any such change, event or effect results from the circumstances referred to in any such applicable clause.

     3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has provided or made available to the Company true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Parent is not in violation of any provision of its Certificate of Incorporation or Bylaws.

     3.2 Subsidiaries.

          (a) Except as set forth in Schedule 3.2(a) of the Parent Disclosure Schedule, Exhibit 11.1 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 sets forth a complete and correct list of each Subsidiary of Parent other than Merger Sub as of the date of this Agreement.

          (b) Each Subsidiary of Parent is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation (which in the case of Merger Sub is the State of Delaware), and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent are: (i) duly authorized, validly issued, fully paid, non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by Parent (other than directors' qualifying shares in the case of foreign Subsidiaries) free and clear of all Liens; and (iii) free of any restriction, including any restriction which prevents the payment of dividends to Parent or any other Subsidiary of Parent, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities Law.

          (d) None of the Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     3.3 Capital Structure.

          (a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 70,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share ("Parent Preferred Stock").

          (b) As of the close of business on February 9, 2006: (i) 33,786,204 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued or outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; (iv) 10,984,264 shares of Parent Common Stock (the "Parent Option Shares") were duly reserved for future issuance pursuant to stock options granted pursuant to Parent's option and incentive plans; and (v) 326,391 shares of Parent Common Stock (the "Parent ESPP Shares") were duly reserved for future issuance pursuant to Parent's Employee Stock Purchase Plan. Except as described above, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding.

          (c) All outstanding shares of Parent Common Stock are, and any Parent Option Shares, and Parent ESPP Shares will be, if and when issued in accordance with the terms of the underlying securities described in Section 3.3(b), when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Parent Common Stock and the Warrants to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed Company Warrants and the Warrants to be issued in the Merger, have been duly authorized and will, when issued in accordance with the terms of this Agreement and the terms of the warrant documents, be validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights, and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

          (d) There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as described in subsection (b) above or in Schedule 3.3(d) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither Parent nor any Subsidiary of Parent is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

          (e) All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with all applicable federal and state securities Law.

          (f) Other than the Parent Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the stockholders of Parent, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Parent or any of its Subsidiaries.

     3.4 Authority; No Conflict; Required Filings.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to the approval of the issuance of Parent Common Stock in connection with the Merger and the transactions contemplated hereby

(including shares of Parent Common Stock issuable upon the exercise of Company Warrants assumed in the Merger and upon exercise of the Warrants issued in the Merger) by the holders of outstanding shares of Parent Common Stock in accordance with the rules of the NNM (the "Parent Stockholder Approval"), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and, subject to obtaining the Parent Stockholder Approval, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.

          (b) This Agreement has been duly executed and delivered by Parent and the Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

          (c) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets is bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties is bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Parent

Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger.

          (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Parent or any of its Subsidiaries in connection with the execution and delivery by each of Parent and Merger Sub of this Agreement or the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the HSR Act and any other applicable foreign or domestic antitrust Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) filings under and compliance with any applicable requirements under the Securities Act; (iv) filings under and compliance with any applicable requirements under the Exchange Act; (v) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws; (vi) compliance with any applicable requirements under the FDA Act;
(vii) compliance with any applicable requirements under the rules of the NNM; and (viii) such other consents, approvals, orders or authorizations, or registrations, declarations or filings, which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

     3.5 Board Approval; Required Vote.

          (a) he Boards of Directors of each of Parent and Merger Sub have, at meetings duly called and held, by a unanimous vote of those directors voting on such matters: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and Merger Sub, as applicable, and each of their respective stockholders; (iii) resolved to recommend to the stockholders of Parent (the "Parent Board Recommendation") the approval of the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated hereby (including shares of Parent Common Stock issuable upon the exercise of Company Warrants assumed in the Merger and upon exercise of the Warrants issued in the Merger); and (iv) directed that such matters be submitted to the stockholders of Parent for their approval.

          (b) The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the issuance of shares of Parent

Common Stock in the Merger and the transactions contemplated hereby (including shares of Parent Common Stock issuable upon the exercise of Company Warrants assumed in the Merger and upon exercise of the Warrants issued in the Merger).

     3.6 SEC Filings; Financial Statements.

          (a) Since January 1, 2004, Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, the "Parent SEC Reports"). The Parent SEC
Reports: (i) were timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (collectively, the "Parent Financial Statements"), at the time filed, (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

          (c) Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (d) The management of Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure. Parent has complied with the applicable provisions of SOX and the rules and regulations promulgated thereunder or under the Exchange Act. Each Parent SEC Report that was required to be accompanied by a certification required to be filed or submitted by Parent's principal executive officer or Parent's principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.

          (e) The management of Parent has (i) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP, and
(ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent's auditors and the audit committee of Parent's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Parent has disclosed in writing to the Company prior to the date hereof all disclosures described in clause (ii) of the immediately preceding sentence made prior to the date of this Agreement.

     3.7 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent's Form 10-Q (the "Parent's Most Recent

Balance Sheet") filed with the SEC on November 9, 2005; and (ii) liabilities or obligations incurred since September 30, 2005 (the "Parent's Most Recent Balance Sheet Date") in the ordinary course of business consistent with past practice.

     3.8 Absence of Certain Changes or Events. Since the Parent's Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been (i) any action, event or occurrence which has had, or would reasonably be expected to have, a Parent Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of the Company pursuant to Section 4.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

     3.9 Compliance with Law.

     Parent is, and since December 31, 2003 has been, in compliance in all material respects with all applicable laws and judgments of any Governmental Authority applicable to its businesses or operations. There is no pending, or to Parent's knowledge, threatened claim, demand or investigation alleging a violation by Parent of any applicable Law or judgment of any Governmental Authority applicable to its businesses or operations.

     3.10 Material Permits. Each of Parent and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including those that are required under all Environmental Laws, in each case (whether under Environmental Laws or otherwise) the absence of which would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect (such licenses, permits, franchises and authorizations, the "Parent Material Permits"). Each of Parent and its Subsidiaries has submitted to the FDA and all similar applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of Parent and its Subsidiaries as currently conducted, in each case the absence of which would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with all such Parent Material Permits, except for any failures to be in compliance that would not reasonably be expected to have a Parent Material Adverse Effect.

     3.11 Litigation and Product Liability. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely (a) would be reasonably likely to result in a Parent Material Adverse Effect, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely would be reasonably likely to result in damages payable by Parent or any of its Subsidiaries in excess of $100,000 in the aggregate. No product liability claims have been asserted or, to the knowledge of Parent, threatened against Parent in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with Parent which would reasonably be expected to have a Parent Material Adverse Effect.

     3.12 Restrictions on Business Activities.There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of Parent or any of its Subsidiaries or (b) any acquisition of any Person or property by Parent or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Parent Material Adverse Effect.

     3.13 Employee Benefit Plans.

          (a) Schedule 3.13 of the Parent Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of ERISA), all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, all insurance and other similar fringe or employee benefit plans, programs or arrangements, and all current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Parent, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code, as amended (a "Parent ERISA Affiliate"), unless such plan has been terminated and none of Parent, its Subsidiaries, or any Parent ERISA Affiliate has any continuing liability thereunder (together, the "Parent Employee Plans"); provided, however, that Schedule 3.13 of the Parent Disclosure Schedule does not list any Parent Employee Plan sponsored or maintained or entered into by or with respect to any Subsidiary of Parent that is organized under the laws of a jurisdiction other than a jurisdiction within the United States. Parent has provided or made available to the Company, with respect to the Parent Employee Plans, the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the IRS, (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Parent Employee Plan.

          (b) (i) The Parent Employee Plans, together with any similar plans sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of a Parent ERISA Affiliate, are referred to herein as the "Parent Group Employee Plans"). There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Group Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against any Parent Group Employee Plan or against the assets of any Parent Group Employee Plan, nor are there any current or threatened Liens on the assets of any Parent Group Employee Plan, (iii) all Parent Group Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) Parent and Parent ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material default under or violation of, and Parent has no knowledge of any material default or violation by any other party with respect to, any of the Parent Group Employee Plans, (v) each Parent Group Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Parent Group Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Parent Group Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Group Employee Plan for the current plan years,
(vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary except as set forth in Schedule 3.13(b) of the Parent Disclosure Schedule, (viii) each Parent Group Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Parent Group Employee Plan is present or operates and, to the extent relevant, the United States, and (ix) neither Parent nor any Parent ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA, except in each case in this Section 3.13(b) as would not reasonably be expected to have a Parent Material Adverse Effect.

          (c) No Parent Group Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Parent nor any Parent ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Parent Group Employee Plan is a Multiemployer Plan or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither the Company nor any Parent ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

          (d) Each Parent Group Employee Plan that is a "group health plan" (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, except for such failures to comply as would not reasonably be expected to have a Parent Material Adverse Effect. No Parent Group Employee Plan or written or, to the knowledge of Parent, oral, agreement exists which obligates Parent or any Parent ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of Parent or any Parent ERISA Affiliate following such employee's, former employee's or director's termination of employment with Parent or any Parent ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage or other applicable Law.

          (e) Except as set forth on Schedule 3.13(e) of the Parent Disclosure Schedule, no Parent Group Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of Parent or a Parent ERISA Affiliate. Except as set forth on Schedule 3.13(e) of the Parent Disclosure Schedule, no Parent Group Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

          (f) All contributions due and payable on or before the Closing Date in respect of any Parent Group Employee Plan have been or, prior to the Closing Date will be, made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been or, upon filing of a Parent SEC Report would be, provided for in the Parent's Financial Statements for such contributions not made in proper form prior to the Closing Date.

          (g) Except as set forth on Schedule 3.13(g) of the Parent Disclosure Schedule, no Parent Group Employee Plan currently or previously maintained by Parent or any of its Parent ERISA Affiliates provides any post-termination health care or life insurance benefits, and neither Parent nor its Parent ERISA Affiliates has any obligations (whether written or oral) to provide any post-termination benefits in the future (except for COBRA Coverage).

          (h) The consummation of the transactions contemplated by this Agreement will not, except as set forth in Schedule 3.13(h) of the Parent Disclosure Schedule, (A) entitle any individual to severance or separation pay, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment made or contemplated under any Parent Group Employee Plan or other benefit arrangement may constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

          (i) With respect to each Parent Employee Plan (A) there are no restrictions on the ability of the sponsor of each Parent Group Employee Plan to amend or terminate any Parent Group Employee Plan, Parent has expressly reserved in itself the right to amend, modify or terminate any such Parent Group Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) Parent has satisfied any and all bond coverage requirements of ERISA.

          (j) Each Parent Employee Plan which is covered by Section 409A of the Code is in "good faith" compliance with Section 409A of the Code, Treasury Notice 2005-1 and proposed Treasury Regulation Section 1.409A.

          (k) Neither Parent nor any of its Parent ERISA Affiliates or Subsidiaries is a party to any written: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) agreement with any current or former employee of Parent or any of its Parent ERISA Affiliates or Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $250,000 per annum.

          (l) Schedule 3.13(l) of the Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of Parent who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of Parent, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Schedule 3.13(l) of the Parent Disclosure Schedule also sets forth, as of the date hereof, the total number of such options, warrants and rights. True, complete and correct copies of each form of agreement between Parent and the holders of such options, warrants and rights relating to the same have been furnished to the Company and no material changes have been made to any such options, warrants and rights that are currently outstanding.

     3.14 Labor and Employment Matters.

          (a) (i) To the knowledge of Parent, there are no material labor grievances pending or, to the knowledge of Parent, threatened between Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent has not received written notice of any pending charge of
(i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that Parent has failed to comply with any material Law relating to employment or labor matters. Parent is not currently and has not been the subject of any actual or, to the knowledge of Parent, threatened, "whistleblower" or similar claims by past or current employees or any other persons.

          (b) Parent is currently in material compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 3.14(b) as would not reasonably be expected to have a Parent Material Adverse Effect.


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

          (c) Except as otherwise set forth in Schedule 3.14(c) of the Parent Disclosure Schedule, (i) all contracts of employment to which Parent or, to the knowledge of Parent, any of its Subsidiaries is a party are terminable by Parent or its Subsidiaries on three months' or less notice without penalty; (ii) there are no legally binding established practices, plans or policies of Parent or, to the knowledge of Parent, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither Parent nor, to the knowledge of Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Schedule 3.14(c) of the Parent Disclosure Schedule; and (iv) there is no term of employment of any employee of Parent or, to the knowledge of Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

          (d) Schedule 3.14(d) of the Parent Disclosure Schedule sets forth a list of the Parent's employees as of the date hereof including such employee's job title, current compensation rate, and accrued unpaid leave or vacation.

          (e) Schedule 3.14(e) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

          (f) Schedule 3.14(f) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which Parent is a party that contains change of control provisions.

          (g) Schedule 3.14(g) of the Parent Disclosure Schedule sets forth a list of the Parent employees that have not executed a confidentiality agreement or an invention assignment agreement with Parent, the forms of which agreements have been provided to the Company.

     3.15 Registration Statement; Proxy Statement/Prospectus.

          (a) The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any


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

untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b) The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting or Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by Parent and the Company for the Company Stockholder Meeting or Parent Stockholder Meeting which has in the interim become false or misleading in any material respect.

          (c) The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     3.16 Properties and Assets.

          (a) Other than the properties and assets disposed of by Parent and its Subsidiaries in the ordinary course of business since the Parent's Most Recent Balance Sheet Date, Parent and its Subsidiaries have good and valid title to or, with respect to leased property, valid leasehold interests in, all of their respective properties, interests in material properties and assets, real and personal, in each case free and clear of Liens, except in each case in this
Section 3.16 as would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, the facilities, property and equipment owned, leased or otherwise used by Parent or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

     3.17 Insurance.


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

          (a) Schedule 3.17 of the Parent Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies that have been paid since January 1, 2002. Parent maintains policies of insurance against loss relating to its and its Subsidiaries' business, assets and operations and each such policy is in full force and effect (the "Parent Insurance Policies"). All premiums due and payable under the Parent Insurance Policies have been paid on a timely basis and Parent and its Subsidiaries are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Parent Insurance Policies have been made available to the Company.

          (b) Neither Parent nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance or (ii) refusal of any coverage or rejection of any material claim under any Parent Insurance Policies.

     3.18 Taxes.

          (a) Each of Parent and its Subsidiaries has timely filed all material federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.

          (b) Each of Parent and its Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to pay or withhold that would not reasonably be expected to have a Parent Material Adverse Effect and any Taxes for which there have been proper accruals under GAAP and are reserved on the Parent's Most Recent Balance Sheet in accordance with subsection (d).

          (c) There is no material Tax deficiency proposed in writing or assessed against Parent or any of its Subsidiaries that is not accurately reflected as a liability on the Parent's Most Recent Balance Sheet, nor has Parent or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for assessment or collection of any material Tax which waiver or extension is currently in effect.


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

          (d) Neither Parent nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Parent's Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Parent's Most Recent Balance Sheet Date in the ordinary course of business.

          (e) Neither Parent nor Merger Sub have taken any action or agreed to take any action, or knows of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     3.19 Environmental Matters.

          (a)Parent is in compliance in with all Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all Material Permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) Parent has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either Parent or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Parent, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Parent has no knowledge of any condition at any of the properties leased by Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

          (c) To the knowledge of Parent, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any material liability or result in a material claim against Parent or any of its Subsidiaries under any Environmental Law, except as would not reasonably be expected to have a Parent Material Adverse Effect.


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

          (d) Parent has made available to the Company true, complete and correct copies of all of Parent's environmental audits, assessments and documentation since January 1, 2003 regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by Parent and its Subsidiaries with any Environmental Laws.

          (e) To the knowledge of Parent, none of the facilities ever used by Parent or any of its Subsidiaries has been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of Parent and its Subsidiaries, all of which Materials of Environmental Concern, to the knowledge of Parent, have been stored and used in compliance with all Material Permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Parent Material Adverse Effect.

          (f) Neither Parent nor any of its Subsidiaries is the subject of any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Parent, investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither Parent nor any of its Subsidiaries has received or is subject to any order or decree of any Governmental Authority relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Parent Material Adverse Effect.

          (g) To the knowledge of Parent, no underground storage tanks or surface impoundments exist on any property currently owned or leased by Parent or its Subsidiaries.

     3.20 Intellectual Property.

          (a) Each of Parent and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets and registered domain names and all applications for registration therefor (collectively, the "Parent Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary


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

technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Parent Intellectual Property"), in each case as is necessary to conduct their respective businesses as presently conducted and as currently proposed to be conducted, the absence of which would be considered reasonably likely to result in a Parent Material Adverse Effect.

          (b) All Parent Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting, except as would not reasonably be expected to have a Parent Material Adverse Effect. As of the Closing Date, in connection with such registered Parent Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

          (c) Neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to Parent Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any Third Party Intellectual Property Rights, the breach of which would be reasonably likely to result in a Parent Material Adverse Effect.

          (d) Neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and, except as set forth in Schedule 3.20(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, Parent does not, to its knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, Parent will not, to its knowledge, infringe any third party intellectual property rights.

          (e) To the knowledge of Parent and its Subsidiaries, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent


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

Intellectual Property Rights in a manner that has a material impact on the business of Parent or any of its Subsidiaries, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have a Parent Material Adverse Effect.

     3.21 Certain Business Practices. Neither Parent, its Subsidiaries or, to the knowledge of the Parent, any director, officer, employee or agent of the Parent has, in the course of his or her duties on behalf of Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Person has submitted to Parent, any Subsidiary or any member of the Board of Directors of either Parent or any Subsidiary any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to Parent or any Subsidiary, or any officer, director, employee or agent of either Parent or any Subsidiary, or concerning any violations or potential violations of Parent's or any Subsidiary's corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.

     3.22 Government Contracts. Neither Parent nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the knowledge of Parent, threatened, except for any such suspension or debarment that would not reasonably be expected to have a Parent Material Adverse Effect.

     3.23 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than S.G. Cowen & Co.


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

     3.24 Interested Party Transactions. Between January 1, 2004 and the date of this Agreement, no event has occurred that would be required to be reported by Parent as a "Certain Relationship or Related Party Transaction" pursuant to Item 404 of Regulation S-K, which has not been previously reported.

     3.25 Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, S.G. Cowen & Co., dated as of the date of this Agreement, to the effect that, in its opinion, as of such date the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent. Parent will provide a complete and correct copy of such opinion to the Company as promptly as practicable following the date hereof.

     3.26 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

     3.27 Ownership of Company Common Stock. Neither Parent nor any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times since January 1, 2004, neither Parent nor any of Parent's Affiliates directly or indirectly has "owned," beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

     3.28 Parent Rights Agreement. Parent has taken all necessary action to ensure that the provisions of the Parent Rights Agreement shall be inapplicable to the Merger and the transactions contemplated hereby (including the execution, delivery and performance of the Parent Voting Agreements), including, without limitation, amending the Parent Rights Agreement to provide that (i) neither the Company nor any other party to any Parent Voting Agreement shall be deemed to be an Acquiring Person (as defined in the Parent Rights Agreement) and (ii) neither a Share Acquisition Date (as defined in the Parent Rights Agreement) nor a Distribution Date (as defined in the Parent Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Parent Common Stock, as a result of the execution, delivery or performance of the Parent Voting Agreements.

     3.29 Full Disclosure. No representation or warranty by Parent in this Agreement or in any certificate furnished or to be furnished by Parent to the Company pursuant to the provisions


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

hereof, as such information may be modified by the Parent Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

4. CONDUCT OF BUSINESS PENDING THE MERGER

     4.1 Conduct of Business by Company Pending the Merger.

          (a) The Company covenants and agrees that, beginning on the date hereof and ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 7 (such period being hereinafter referred to as the "Interim Period"), except as expressly provided or permitted by this Agreement or set forth in Section 4.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), the Company shall, and shall cause the Company Subsidiary to, use its commercially reasonable efforts to: (i) conduct its business only in the ordinary course of business, consistent with past practice; (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) preserve intact its business organization, properties and assets, keep available the services of its officers and other key employees, maintain in effect all Company Material Contracts, and preserve its relationships with customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth on Schedule 4.1 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

               (i) amend their Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization or otherwise;

               (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company or the Company Subsidiary (except


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

for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants);

               (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any equity interest in or securities of any of its Subsidiaries, other than (i) repurchases of Company Common Stock pursuant to any right of repurchase pursuant to Restricted Stock Agreements between the Company and the holder of such shares of Company Common Stock and (ii) in connection with any "cashless exercise" of any Company Stock Options in accordance with the terms of the Company Stock Plans;

               (iv) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for (A) sales of inventory in the ordinary course of business and (B) sales of equipment in the ordinary course of business where, in the case of clause (B) only, any such sales do not exceed $100,000 individually or $250,000 in the aggregate;

               (v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that the Company Subsidiary may declare and pay cash dividends to the Company);

               (vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or, except as set forth in Section 4.1(b)(ii) above, issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

               (vii) other than in the ordinary course of business and consistent with past practice, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property Rights;

               (viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;


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

               (ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments or lease commitments, except in each case as otherwise permitted under any loan or credit agreement to which the Company or the Company Subsidiary is a party as of the date of this Agreement, provided, however, that such amounts as otherwise permitted under such loan or credit agreement shall not exceed $100,000 in the aggregate;

               (x) make any capital expenditures which, when added together with all other capital expenditures made by the Company since the date of this Agreement (other than those capital expenditures set forth on Schedule 4.1), exceed $200,000;

               (xi) take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages required by agreements entered into prior to the date of this Agreement; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee; (D) enter into any collective bargaining agreement; (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; (F) pay any bonuses in amounts greater than those accrued on the Company's balance sheet through December 31, 2005 and as contemplated under the Company's bonus program in effect as of December 31, 2005; or (G) hire any employee at a level of Vice President or above or with an annual base salary in excess of $125,000, or promote any employee to Vice President or above (except in order to fill those positions that are set forth on Schedule 4.1(xi) hereto).

               (xii) make any changes to the personnel or business policies of the Company;


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               (xiii) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

               (xiv) create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due and any Lien that would not reasonably be expected to have a Company Material Adverse Effect;

               (xv) other than in the ordinary course of business and consistent with past practice, (A) enter into any Company Material Contract other than a Company Material Contract that is terminable by Company with not more than 60 days prior written notice and without payment of any financial termination fee or penalty; (B) modify, amend or transfer in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder;
(C) enter into or extend any lease with respect to real property; or (D) initiate or participate in any new research, clinical trials or clinical trial or development programs;

               (xvi) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

               (xvii) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

               (xviii) except as set forth on Schedule 4.1 of the Company Disclosure Schedule, engage in settlement discussions with respect to, pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements (A) that do not involve any liability or obligation on the part of the Company or the Company Subsidiary, or (B) involving only the payment of cash not in excess of $500,000 in the aggregate and no admission being made with respect to (i) any criminal wrongdoing or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;


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

               (xix) except as contemplated by Section 1.9 or as required by the Company Stock Plans, accelerate or otherwise amend the terms of any outstanding options under the Company Stock Plans;

               (xx) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

               (xxi) take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

               (xxii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Section 2 of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 6 of this Agreement not being satisfied as of the Closing Date;

               (xxiii) other than in the ordinary course of business and consistent with past practice, enter any agreement with respect to Company Intellectual Property Rights or with respect to Company Intellectual Property Rights or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company's compounds or otherwise extend, modify or amend any rights with respect to the foregoing, in each case, other than with respect to any such agreement that is terminable by the Company with not more than 60 days prior written notice and without payment of any termination fee or penalty; or

               (xxiv) enter into any agreement or contract to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiary's operations. If the Company desires to take an


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action that requires the prior written consent of Parent pursuant to this
Section 4.1(a), the Company shall deliver to Parent a written request for such written consent, accompanied by a reasonably detailed description of the action sought to be taken and reasonable documentation and other information supporting the Company's request. If Parent reasonably seeks any additional documentation or other information in order to decide whether to approve the Company's request, then the Company shall supply such additional documentation or other information to Parent as promptly as reasonably practicable. Parent shall use commercially reasonable efforts to approve or deny the Company's request within five Business Days after Parent has received all documentation and other information supporting the Company's request, including any additional documentation or other information sought by Parent. The Company shall provide any request pursuant to this Section 4.1(a) in accordance with Schedule 4.1(a) of the Company Disclosure Schedule, as well as to the persons identified in
Section 8.2 hereof in accordance with the procedures set forth therein. If no such consent or denial is received by the Company by the conclusion of such five Business Day period, Parent shall be deemed to have granted its consent to the action set forth in such request.

          (b) During the Interim Period, the Company shall, and shall cause the Company Subsidiary to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers, collaborators, customers and licensors to facilitate the post-Closing integration of the business of the Company and the Company Subsidiary with the business of Parent and its Subsidiaries.

     4.2 Conduct of Business by Parent Pending the Merger.

     Parent covenants and agrees that, during the Interim Period, except as expressly provided or permitted by this Agreement or set forth in Section 4.2 of the Parent Disclosure Schedule or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business only in the ordinary course of business, consistent with past practice and (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice. By way of amplification and not limitation, except as expressly provided or permitted by this Agreement or as set forth in
Section 4.2 of the Parent Disclosure Schedule, during the Interim Period, Parent shall not, and


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shall cause each of its Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

               (i) amend its Certificate of Incorporation or Bylaws;

               (ii) amend Merger Sub's Certificate of Incorporation or Bylaws;

               (iii) engage in any repurchase at a premium, recapitalization, restructuring or reorganization with respect to any of Parent's capital stock;

               (iv) declare, set aside or pay any extraordinary dividend or other extraordinary distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of Parent's capital stock;

               (v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) a significant portion of the capital stock or other equity interests in, or assets of, any corporation, limited liability company, partnership, joint venture or other business organization or division thereof, or enter into any definitive agreement with respect thereto, unless such acquisition or the entering into of such definitive agreement would not reasonably be likely to delay the effectiveness of the Registration Statement or the convening of the Company Special Meeting or the Parent Special Meeting or delay the receipt of any consent or approval of any Governmental Authority or other third party necessary to consummate the Merger or make it reasonably likely that any such consent or approval would not be forthcoming in a timely manner;

               (vi) take any action that (without regard to any action taken, or agreed to be taken, by the Company or any of its Affiliates) would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

               (vii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would reasonably be expected to result in either (A) any of the representations and warranties of Parent or Merger Sub set forth in Section 3 of this Agreement becoming untrue in any material respect or (B) any of the conditions


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to the Closing set forth in Section 6 of this Agreement not being satisfied as of the Closing Date; or

               (viii) enter into any agreement or contract to do any of the foregoing.

     If Parent desires to take an action that requires the prior written consent of the Company pursuant to this Section 4.2, Parent shall deliver to the Company a written request for such written consent, accompanied by a reasonably detailed description of the action sought to be taken and reasonable documentation and other information supporting Parent's request. If the Company reasonably seeks any additional documentation or other information in order to decide whether to approve Parent's request, then Parent shall supply such additional documentation or other information to the Company as promptly as reasonably practicable. The Company shall use commercially reasonable efforts to approve or deny Parent's request within five Business Days after the Company has received all documentation and other information supporting Parent's request, including any additional documentation or other information sought by the Company. Parent shall provide any request pursuant to this Section 4.2 in accordance with
Section 4.2 of the Parent Disclosure Schedule, as well as to the persons identified in Section 8.2 hereof in accordance with the procedures set forth therein. If no such consent or denial is received by Parent by the conclusion of such five Business Day period, the Company shall be deemed to have granted its consent to the action set forth in such request.

     4.3 No Solicitation of Transactions.

          (a) The Company shall, and shall cause its officers, directors, auditors, attorneys and financial advisors (each, a "Representative") and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties that commenced prior to the date of this Agreement with respect to any Competing Proposal. As used in this Agreement, a "Competing Proposal" means any proposal or offer (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof (a "Third Party"), to acquire (i) assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company, or
(ii) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, in each case pursuant to a


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merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

          (b) During the Interim Period, the Company shall not, nor shall it authorize or permit any Representative of the Company or the Company Subsidiary to, (i) solicit, initiate or encourage, or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Proposal, (ii) directly or indirectly solicit, initiate, encourage or participate in or otherwise facilitate any discussions or negotiations regarding any Competing Proposal or (iii) furnish to any Third Party any information or data for the purpose of encouraging or facilitating, or, except as required by applicable Law, provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 4.3 by any Representative of the Company or the Company Subsidiary shall be deemed to be a breach by the Company of this
Section 4.3. Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, (i) the Company has complied with this Section 4.3, and
(ii) the Company Board of Directors reasonably determines in good faith that a Competing Proposal constitutes or would reasonably be expected to lead to a Superior Competing Proposal (as such term is defined below), then, to the extent that a majority of the members of the Company Board of Directors determines in good faith, after consultation with the Company's outside counsel, that the failure to do so could reasonably be expected to constitute a breach by the Company Board of Directors of its fiduciary duties to the holders of Company Common Stock under Law or writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority (each, an "Order"), the Company may, subject to the Company's providing prompt (but in any event within twenty-four (24) hours) prior written notice to Parent of its decision to take such action and compliance by the Company with Section 4.3(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.4(b) hereof), provided that all such information not already provided to the Parent is provided to the Parent prior to or as soon as reasonably practicable (but in any event


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

within twenty-four (24) hours) after it is provided to such Third Party. For purposes of this Agreement, "Superior Competing Proposal" shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company then outstanding or more than 50% of the consolidated total assets of the Company and its Subsidiaries (i) on terms the Company's Board of Directors determines in good faith (after consulting the Company's outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, and
(ii) such Competing Proposal is reasonably capable of being consummated.

          (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement, the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained herein, and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements (each, a "Transaction Document"), the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith,
(ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Proposal, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal ("Acquisition Agreement"), (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination", or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of
Section 203 of the


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DGCL, inapplicable to any Competing Proposal, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company
Board of Directors may, in response to a Superior Competing Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 4.3(b), if it determines in good faith (after consultation with the Company's outside legal counsel) that the failure to do so could reasonably be expected to result in a breach of the fiduciary duties of the Company Board of Directors to the Company stockholders under Law or any Order, (1) withdraw or modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (2) terminate the Agreement in accordance with Section 7.1(e), but in each case only (x) at a time that is after the fifth (5th) Business Day following Parent's receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger (a "New Parent Proposal")), specifying therein all of the terms and conditions of such Superior Competing Proposal, and identifying the Person or group making such Superior Competing Proposal and (y) if, after the end of such five (5) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Company's outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any New Parent Proposal. Except as otherwise required by the fiduciary duties of the Company Board of Directors in accordance with the provisions of this Section 4.3, the Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.3 and any other confidentiality agreement to which the Company is or becomes a party.

          (d) In addition to the obligations set forth in Sections 4.3(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Proposal or any offer, proposal or inquiry with respect to or which could reasonably be expected


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

to lead to any Competing Proposal received by any officer or director of the Company or, to the knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Competing Proposal (including a copy of any written proposal) and (iii) the identity of the person or group making the offer, proposal or inquiry for any such Competing Proposal immediately (but in any event within twenty-four (24) hours) following receipt by the Company or any officer or director of the Company or, to the knowledge of the Company, any other Representative of the Company of such Competing Proposal offer, proposal or inquiry. If the Company or the Company Subsidiary or any of their respective Affiliates or Representatives participates in substantive discussions or any negotiations with, or provides material information in connection with any such Competing Proposal, the Company shall keep Parent advised on a current basis of any developments with respect thereto. The Company agrees to notify Parent promptly (and in any event within twenty-four (24) hours) if the Company Board of Directors determines that a Competing Proposal is not a Superior Competing Proposal.

          (e) Nothing contained in this Section 4.3 or any other provision hereof shall (i) preclude the Company from making any accurate and complete disclosure of any material facts, including the fact that a Competing Proposal has been submitted to the Company, if: (A) the Company Board of Directors determines in good faith, after taking into account the advice of the Company's outside legal counsel, that such disclosure is required by the fiduciary duties of the Company Board of Directors or by applicable Law; and (B) the Company shall have provided Parent with reasonable advance notice of the content of such disclosure; or (ii) preclude the Company or the Company Board of Directors from complying with Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and disclosing a position with respect to a Competing Proposal (except that, except as otherwise provided in this Section 4.3, the Company Board of Directors shall not be permitted to withdraw or modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger or this Agreement and the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained herein, or (ii) approve or recommend a Competing Proposal, or propose publicly to approve or recommend a Competing Proposal.

          (f) Nothing in this Section 4.3 shall permit the Company to terminate this Agreement (except as expressly provided in Section 7).


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5. ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement.

          (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement will constitute a part, in form and substance reasonably satisfactory to each of the Parties. Each of the Parties shall respond to any comments of the SEC and use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall cause the Registration Statement to remain effective for a period ending on the earlier to occur of (i) five (5) years following the date of the Closing or (ii) the date on which no Warrant issued pursuant to this Agreement shall remain unexercised (the "Effectiveness Period"). The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement. The Company and Parent shall cause the Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Registration Statement shall have become effective under the Securities Act.

          (b) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Merger and the other transactions contemplated by this Agreement (collectively, the "Other Filings").

          (c) Each of the Parties shall notify the other promptly of the receipt of any comments from the SEC (or its staff) and of any request by the SEC (or its staff) or any other Government Authority for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing for additional information, and shall promptly supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC, its staff or any other Government Authority, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filings.

          (d) The Parties shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and


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regulations promulgated thereunder. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of the Company, such amendment or supplement.

          (e) The Proxy Statement shall include the Parent Board Recommendation and, subject to Section 4.3(c), the Proxy Statement shall include the Company Board Recommendation.

     5.2 Meeting of Company Stockholders.

          (a) As soon as practicable following the date upon which the Registration Statement becomes effective with the SEC, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and hold the Company Stockholder Meeting.

          (b) Once the Company Stockholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholder Meeting (other than for the absence of a quorum) without the prior written consent of Parent.

          (c) Subject to Section 4.3(c), the Company's Board of Directors shall recommend that the Merger be approved and this Agreement be approved and adopted by the stockholders of the Company. The Company's Board of Directors shall submit this Agreement to the stockholders of the Company, whether or not the Company's Board of Directors at any time changes, withdraws or modifies the Board Recommendation. As long as the Company's Board of Directors has not so changed, withdrawn or modified the Board Recommendation (to the extent permitted under the terms of this Agreement), the Company shall solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize and approve the Merger. Without limiting the generality of the foregoing: (i) the Company agrees that its obligation to duly call,


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give notice of, convene and hold the Company Stockholder Meeting as required by this Section 5.2 shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation; and (ii) subject to Sections
4.3 and 7 hereof, the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Competing Proposal.

          (d) Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders.

     5.3 Meeting of Parent Stockholders.

          (a) As soon as practicable following the date upon which the Registration Statement becomes effective with the SEC, Parent shall take all action necessary in accordance with the DGCL, its Certificate of Incorporation and Bylaws, and the rules of the NNM to duly call, give notice of and hold the Parent Stockholder Meeting.

          (b) Once the Parent Stockholder Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholder Meeting (other than for the absence of a quorum) without the prior written consent of the Company.

          (c) Parent's Board of Directors shall make the Parent Board Recommendation. Parent shall solicit from stockholder of Parent proxies in favor of the issuance of shares of Parent Common Stock in connection with the Merger and shall take all other action reasonably necessary or advisable to secure the Parent Stockholder Approval. Parent agrees that its obligation to duly call, give notice of, convene and hold the Parent Stockholder Meeting as required by this Section 5.3 shall not be affected by the withdrawal, amendment or modification of the Parent Board Recommendation.

          (d) Notwithstanding anything to the contrary contained in this Agreement, the Parent may adjourn or postpone the Parent Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent's stockholders.


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     5.4 Access to Information; Confidentiality.

          (a) Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other Party such information concerning its business, properties, personnel and pending or threatened litigation (to the extent that such Party's receipt of such information does not affect any privilege relating to the producing Party), as the other Party may reasonably request. Parent and the Company shall make available to the other, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, the appropriate individuals for discussion of its business, properties, personnel and pending or threatened litigation (to the extent that such Party's receipt of such information does not affect any privilege relating to the producing Party) as the other may reasonably request. Without limiting the foregoing, the Company shall keep Parent updated as to any and all developments with respect to the pending litigation and other matters set forth on Schedule 2.12 of the Company Disclosure Schedule, and shall consult with Parent prior to engaging in any discussions with third parties, or making any strategic decisions, with respect to such matters. No investigation pursuant to this Section 5.4(a) shall affect any representations or warranties of Parent or the Company contained herein or the conditions to the obligations of Parent or the Company hereto.

          (b) The Parties shall keep all information obtained pursuant to
Section 5.4(a) confidential in accordance with the Confidentiality Agreement dated as of October 18, 2005 as amended on December 6, 2005 and as further amended on January 21, 2006 (the "Confidentiality Agreement"), between Parent and the Company.

     5.5 Commercially Reasonable Efforts; Further Assurances.

          (a) Parent and the Company shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 6, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be


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reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other transactions contemplated by this Agreement.

          (b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

          (c) Each of Parent and the Company (i) shall as promptly as practicable and in any event within ten (10) Business Days of the date hereof, make the filings required of such party or any Subsidiary under the HSR Act with respect to the transactions contemplated by this Agreement; (ii) agrees to use its commercially reasonable efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided that, (x) if such a request is about to be issued notwithstanding the parties' efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Authority in


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

connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and that,
(y) if any such requests are nonetheless issued, to seek modification of same and comply at the earliest practicable date with respect thereto, as modified; and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any antitrust Law ("Antitrust Laws") with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonably prompt notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other prior notice (if practicable) of the meeting and discussing with Parent or the Company, as the case may be, the advisability of Parent's or the Company's representatives, as the case may be, participating in such meeting or conversation. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Parent or the Company (unless, in the case of the Company, Parent agrees thereto) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have either a Company Material Adverse Effect or a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Parent and its Subsidiaries (taken as a whole), or that would


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result in a material limitation of the benefits expected to be derived by Parent as a result of the Merger and other transactions contemplated hereby.

     5.6 Employee Benefits.

          (a) Change of Control Severance Arrangements. At the Effective Time, Parent agrees to assume the change of control severance arrangements listed in
Schedule 2.14(a) of the Company Disclosure Schedule and to perform the Company's obligations thereunder in the same manner and to the same extent as the Company would be required thereunder to perform such obligations in the absence of such assumption.

          (b) Accrued Vacation and Paid Time Off. Any accrual of, or right to take, any accrued but unused personal, sick or vacation time to which any employee of the Company or the Company Subsidiary immediately prior to the Effective Time who becomes and remains an employee of the Parent or the Surviving Corporation following the Effective Time (a "Continuing Employee") is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time shall be taken into account by Parent in determining credit for such accrued but unused time to the same extent as would apply under a comparable plan of the Company; and provided, however, that the Company shall, to the extent required by law, pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time. At or prior to the Closing Date, the Company will deliver to Parent a schedule of accrued amounts to be taken into account or paid out pursuant to this Section 5.6(b) as of the Closing Date.

          (c) Service Credit. Following the Effective Time, each Continuing Employee shall be given full credit for prior service with the Company or its Subsidiary (and to the extent such prior service would be credited by comparable plans of the Parent, with any prior employer) for purposes of (a) eligibility and vesting under any Continuing Employee Plans (as defined below) and (b) with respect to a Continuing Employee Plan which is also a Company Employee Plan, determination of benefit levels under any Continuing Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Parent shall waive, or cause to be waived, any limitations on benefits relating to


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pre-existing conditions in the Continuing Employee Plans to the same extent such limitations are waived under any comparable Company Employee Plan and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term "Continuing Employee Plan" means, to the extent applicable, any Company Employee Plan continuing to operate following the Effective Time and/or any other plan sponsored by the Parent or any affiliate of the Parent (including the Company) under which Continuing Employees are eligible for benefits, including any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written plan providing severance benefits or paid time off, for the benefit of, or relating to, any Continuing Employee.

          (d) 401(k) Plan. At the Parent's request, prior to the Effective Time, the Company's Board of Directors shall adopt resolutions terminating the Zebra 401(k) Retirement Plan (the "401(k) Plan") effective immediately prior to the Effective Time. Subject to the Parent's approval, which approval shall be given within five Business Days following a request by the Company for such approval or which shall be deemed given at the end of such period absent explicit non-approval communicated prior to the end of the fifth Business Day, the Company shall be entitled to communicate prior to the Effective Time with the Continuing Employees regarding the effect of such plan termination.

          (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall operate as a guarantee that any employee of the Company or any of its ERISA Affiliates, or the Company Subsidiary, shall become Continuing Employees or be employed for any term or minimum period on or after the Closing Date.

     5.7 Board of Directors. Effective at the Effective Time, Parent shall take all such necessary action so as to (i) increase the size of the Parent Board of Directors by two (2) members and (ii) cause two of the individuals set forth on
Schedule 5.7 to be appointed to the Parent Board of Directors, one of whom shall be appointed to serve in the class of directors whose term expires at the 2006 annual meeting of the stockholders of Parent, and the other of whom shall be appointed to serve in the class of directors whose term expires at the 2008 annual meeting of the stockholders of Parent, provided that, if the Parent Board of Directors determines


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prior to the Closing that either of such designated individuals do not qualify as independent directors for purposes of the rules and regulations of the NNM, the Company shall be entitled to designate an additional director to replace the designated individual who did not so qualify, which additional director shall be determined by the Parent Board of Directors to qualify as an independent director and be reasonably acceptable to Parent (the third named individual on Schedule 5.7 is hereby deemed to be reasonably acceptable to Parent).

     5.8 Notification of Certain Matters.

          (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence, or non-occurrence of which would reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

          (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or the Company Subsidiary or Parent and its Subsidiaries that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impede or impair in any material respect the ability of either Parent or the Company to


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consummate the transactions contemplated by this Agreement or to fulfill their respective obligations herein.

     5.9 Public Announcements. Except as otherwise required by Law or the rules of the NNM (in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement), or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 7, Parent and the Company shall each use its commercially reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement. Parent and the Company have agreed on the form of a joint press release announcing the execution of this Agreement.

     5.10 Accountant's Letters.

          (a) The Company shall cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP, dated within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (b) Parent shall cause to be delivered to the Company a "comfort" letter of Ernst & Young LLP, dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.11 Directors and Officers Insurance.

          (a) Parent shall, and shall cause the Surviving Corporation to, until the sixth (6th) anniversary of the Effective Time, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company or its Subsidiaries as of the date


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hereof (or policies of at least comparable coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, covering those Persons who are covered by the Company's current directors' and officers' liability insurance policy. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Surviving Corporation may purchase a six (6) year "tail policy" under the Company's existing directors' and officers' liability insurance coverage, and maintain such "tail policy" in full force and effect for its full term. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend any amount in excess of 150% per year of the aggregate premiums paid by the Company and its Subsidiaries in the year ended December 31, 2005 for directors' and officers liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph, and in the event that Parent or the Surviving Corporation would otherwise be required to expend an amount in excess of such maximum, they shall, instead, maintain the maximum amount of coverage available within the premium limits set forth herein. Nothing in this Agreement shall be deemed to restrict the ability of the Company to secure a "tail policy," in form reasonably satisfactory to Parent, consistent with the foregoing limitations and requirements prior to the Effective Time; provided that the aggregate premiums payable by the Company for such "tail policy" shall not exceed 200% of the aggregate premiums paid by the Company in the year ended December 31, 2005 for the Company's existing directors' and officers' liability insurance; and provided further, however, that in such event, the obligations of the Parent and Surviving Corporation hereunder shall terminate.

          (b) Parent and the Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or the Company Subsidiary (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of


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expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of the Company.

          (d) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and the Indemnified Parties. Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section
5.11 in connection with their enforcement of their rights provided in this
Section 5.11.

          (e) The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     5.12 Stockholder Litigation.

          (a) In the event a stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, prior to the Effective Time against the Company and/or the members of the Board of Directors of the Company, the Company shall have the right to control the defense of such litigation. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened in writing, against the Company and/or the members of the Board of Directors of the Company


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relating to the Merger or the transactions contemplated by this Agreement, and shall provide Parent with updates and such information (to the extent that Parent's receipt of such information does not affect any privilege relating to the Company or Company Subsidiary) as Parent shall reasonably request with respect to the status of the litigation and discussion between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to (but, in each case, not control) such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement.

          (b) In the event a stockholder litigation related to this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby is brought, or threatened, against Parent, or the members of the Board of Directors of Parent, Parent shall have the right to control its own defense of such litigation, including compromising or settling such litigation

     5.13 Nasdaq Listing. Parent shall use commercially reasonable efforts to cause (i) the shares of Parent Common Stock to be issued as part of the Merger Consideration (including upon the exercise of Warrants comprising part of the Merger Consideration and upon the exercise of Company Warrants assumed by Parent pursuant to Section 1.8) to be approved for listing on the NNM and (ii) the Warrants to be issued as part of the Merger Consideration to be listed on the NNM or such other exchange or market as may be mutually agreed by the parties, in each case on or prior to the Effective Time. 5.14 Merger Sub. Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, and Parent shall cause Merger Sub to perform its obligations under this Agreement.

     5.15 Retention Bonuses. Following the date of this Agreement, at the request of Parent, the Company shall use its commercially reasonable efforts to enter into arrangements with employees designated from time to time by Parent pursuant to which retention bonuses, in amounts and otherwise on terms specified by Parent, will be paid to the designated employees, in all cases subject to and following completion of the Merger.

6. CONDITIONS OF MERGER

     6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall


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be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

          (b) Company Stockholder Approval. This Agreement shall have been adopted by the Company Stockholder Approval.

          (c) Parent Stockholder Approval. The issuance of shares of Parent Common Stock in connection with the Merger shall have been duly approved by the Parent Stockholder Approval.

          (d) NASDAQ Listing. (i) The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement (including upon the exercise of Warrants comprising part of the Merger Consideration and upon the exercise of Company Warrants assumed by Parent pursuant to Section 1.8) shall have been listed on the NNM and (ii) the Warrants issuable to the stockholders of the Company pursuant to this Agreement shall be listed on the NNM or such other exchange or market as may be mutually agreed by the parties.

          (e) HSR Act. The waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, as the case may be, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby (if any) shall have been obtained.

          (f) Reorganization Tax Opinions. (i) Parent shall have received an opinion from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in form and substance reasonably satisfactory to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn, and (ii) the Company shall have received an opinion from its counsel, Heller Ehrman LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will be treated for federal income tax purposes as a


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reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In connection with the opinions referred to in this Section 6.1(f), the parties hereto shall make reasonable and customary representations in tax representation letters to be provided to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Heller Ehrman LLP, and such firms shall be entitled to rely upon such tax representation letters in rendering such opinions.

          (g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger or affects adversely the right of Parent to own the shares of capital stock of the Company and to control the Company and its Subsidiaries, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal.

     6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by Law:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing, except (x) for those representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, (y) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, and (z) to the extent that such representations and warranties become untrue as a result, actions taken by the Company or Company Subsidiary in compliance with
Section 4.1 of this Agreement; and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company; provided, however, that the conditions set forth in this Section 6.2(a) shall only be deemed not to have been satisfied in the event of a breach of Section 2.12 hereof concerning filed and pending


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litigation naming the Company or the Company Subsidiary, other than litigation involving the transactions contemplated by this Agreement, that would be reasonably likely to result in damages payable by the Company in excess of $2,500,000; provided, further, however, that Parent shall bear the burden of proof that such litigation would be reasonably likely to result in such level of damages.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall have received a certificate to such effect signed by the Chief Financial Officer of the Company.

          (c) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to result in a Company Material Adverse Effect.

          (d) Appraisal Rights. Appraisal rights shall not have been exercised by three or more stockholders holding in the aggregate more than ten percent (10%) of the outstanding voting shares of the Company.

     6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by Law:

          (a) Representations and Warranties. The representations and warranties of Parent contained in Section 3 shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing, except (x) for those representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, (y) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, and (z) to the extent that such representations and warranties become untrue as a result, actions taken by the Parent in compliance with Section 4.2 of this Agreement; and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company; provided, however, that


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the conditions set forth in this Section 6.3(a) shall only be deemed not to have been satisfied in the event of a breach of Section 3.11 hereof concerning filed and pending litigation naming Parent or its Subsidiaries, other than litigation involving the transactions contemplated by this Agreement, that would be reasonably likely to result in damages payable by Parent or its Subsidiaries in excess of $2,500,000; provided, further, however, that the Company shall bear the burden of proof that such litigation would be reasonably likely to result in such level of damages.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. The Company shall have received a certificate to such effect signed by Chief Financial Officer of Parent.

          (c) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Parent Material Adverse Effect.

7. TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or approval of the issuance of shares of Parent Common Stock by the stockholders of Parent:

          (a) by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated on or before August 31, 2006 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; provided, further, however, that either Parent or the Company may extend such date by an additional 90 days if on the Outside Date all of the conditions to the Closing set forth in Article


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VI shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that the waiting period under the HSR Act has not expired or been terminated;

          (c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

          (d) by either Parent or the Company, if, (i) at the Company Stockholder Meeting at which a vote on this Agreement is taken, the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company has materially breached any of its obligations under Section 4.3(b), (c) or (d) or (ii) at the Parent Stockholder Meeting at which a vote on the issuance of shares of Parent Common Stock in the Merger is taken, the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent has materially breached any of its obligations under Section 5.3;

          (e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement or the transactions contemplated thereby or by the Transaction Documents, (ii) the Company Board of Directors shall have recommended to the Company stockholders that they approve or accept a Competing Proposal, (iii) the Company shall have materially breached any of its obligations under Section 4.3(b), (c) or (d), or Section 5.2, or (iv) any Third Party shall have commenced a tender or exchange offer or other transaction constituting a Competing Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

          (f) by the Company if the Parent Board of Directors shall have withdrawn or adversely modified its recommendation that the stockholders of Parent vote in favor of the issuance of shares of Parent Common Stock in the Merger;


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          (g) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of the Company herein, which breach would cause the condition set forth in Section 6.2(a) not to be satisfied, or
(ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.2(b) not to be satisfied, and, in both case (i) and case
(ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to the Company by Parent, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

          (h) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of Parent or Merger Sub herein, which breach would cause the condition set forth in Section 6.3(a) not to be satisfied, or
(ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.3(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to Parent from the Company, provided such cure period shall not extend beyond the period set forth in Section 7.1(b); or

          (i) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 4.3(b), (c) and (d) and (ii) all of the payments required by Section 7.3 in such circumstance have been made in full to Parent.

     7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.4(b), 7.3 and 8, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.


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     7.3 Fees and Expenses.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act and other Laws.

          (b) If this Agreement is terminated pursuant to Section 7.1(e) or
Section 7.1(i), and provided that at the time of such termination neither Parent nor Merger Sub is in material breach of this Agreement, then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to Three Million One Hundred Thousand Dollars ($3,100,000) (the "Company Termination Fee"), which Company Termination Fee shall be payable by wire transfer of immediately available funds to an account specified in writing by Parent.

          (c) If this Agreement is terminated pursuant to Section 7.1(f), and provided that at the time of such termination the Company is not in material breach of this Agreement, then Parent shall pay to the Company, simultaneously with such termination of this Agreement, a fee in cash equal to Two Million Dollars ($2,000,000) (the "Parent Termination Fee"), which Parent Termination Fee shall be payable by wire transfer in immediately available funds to an account specified in writing by the Company.

          (d) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity for any breach of this Agreement.

     7.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company and approval of the issuance of shares of Parent Common Stock in the Merger by the stockholders of Parent, no


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amendment may be made which by law or any rule or regulation of the NNM requires further approval of Parent's or Company's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

     7.5 Waiver. At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other's obligations or other acts required hereunder, waive any inaccuracies in the other's representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the other's agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

8. GENERAL PROVISIONS

     8.1 Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

          (a)  If to Parent or Merger Sub:

               CALIPER LIFE SCIENCES, INC.
               605 Fairchild Drive
               Mountain View, CA 94043-2234
               Facsimile: 650-623-0505
               E-Mail: Stephen.Creager@caliperls.com
               Attention: Stephen Creager, Esq., Vice President and
                          General Counsel

               With a copy to:


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

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
               Boston, MA 02111
               Facsimile: 617-542-2241
               E-Mail: wtwhelan@mintz.com
               Attention: William T. Whelan, Esq.

          (b)  If to the Company:

               XENOGEN CORPORATION
               860 Atlantic Avenue
               Alameda, CA 94501
               Telecopier: 510-291-6292
               E-Mail: jason.brady@xenogen.com
               Attention: Jason Brady, Esq., Vice President and General Counsel

               With a copy to:

               Heller Ehrman LLP
               333 Bush Street
               San Francisco, CA 94104-2878
               Facsimile: 415-772-6268
               E-Mail: Karen.Dempsey@hellerehrman.com
               Attention: Karen A. Dempsey, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

     8.3 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or


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Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. References in this Agreement to a law include any rules, regulations and delegated legislation issued thereunder.

     8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     8.5 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

     8.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except that the Indemnified Parties shall be intended beneficiaries of Section 5.11 and that following the Effective Time (1) the stockholders of the Company shall be intended beneficiaries of Section 1.7, (2) the holders of Company Warrants assumed in connection with the Merger shall be intended beneficiaries of Section 1.8, and
(3) the stockholders of the Company and the holders of Company Warrants shall be intended beneficiaries of Section 5.1(a) (with respect to the Effectiveness Period), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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

     8.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     8.9 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the
Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts;
(c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 8.2 hereof.

     8.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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

     8.11 Knowledge. For purposes of this Agreement with respect to any Party, the term "knowledge", and all variations thereof, means the actual knowledge of the executive officers and directors of such Party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CALIPER LIFE SCIENCES, INC.


                                        By: /s/ E. Kevin Hrusovsky
                                            ------------------------------------
                                        Name: E. Kevin Hrusovsky
                                        Title: President and Chief Executive
                                               Officer


                                        CALIPER HOLDINGS, INC.


                                        By: /s/ E. Kevin Hrusovsky
                                            ------------------------------------
                                        Name: E. Kevin Hrusovsky
                                        Title: President


                                        XENOGEN CORPORATION


                                        By: /s/ David W. Carter
                                            ------------------------------------
                                        Name: David W. Carter
                                        Title: Chairman of the Board and
                                               Chief Executive Officer


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

                                    EXHIBIT A
                            COMPANY VOTING AGREEMENT

                                    EXHIBIT B
                             PARENT VOTING AGREEMENT

                                    EXHIBIT C
                                 FORM OF WARRANT

                                    EXHIBIT D
                               EXCHANGE PROCEDURES

     (a) Exchange Agent. Parent's stock transfer agent, Wells Fargo Shareowner Services, shall act as Exchange Agent in the Merger.

     (b) Parent to Provide Merger Consideration. Prior to the filing of the Certificate of Merger, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange through the procedures set forth herein, sufficient shares of Parent Common Stock and Warrants to be exchanged pursuant to Section 1.7 of the Agreement, plus sufficient cash for the payment of fractional shares of Parent Common Stock and fractional Warrants.

     (c) Exchange Procedures. Promptly (and in any event within five Business
Days) after the Effective Time, Parent shall cause to be mailed to each holder of record of a Company Certificate, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in customary form) and instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive as part of the Merger Consideration, a (B) a certificate representing the number of whole Warrants that such holder has the right to receive as part of the Merger Consideration and (C) a check for cash in lieu of fractional shares of Parent Common Stock, fractional Warrants, any dividends or other distributions to which such holder is entitled pursuant to Section 1.7 and any other cash to which such holder is entitled, and the Company Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Closing, for all corporate purposes, to evidence the right to receive upon such surrender a portion of the Merger

Consideration. Any portion of the shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant to Section (b) above, which remains undistributed to the holders of the shares of Company Common Stock for 12 months after the Closing shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Exhibit D shall thereafter be entitled to receive from Parent payment of the Merger Consideration and any cash in lieu of fractional shares, dividends or distributions with respect to Parent Common Stock to which such holders may be then entitled.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing with respect to Parent Common Stock with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, and no cash in lieu of fractional shares of Parent Common Stock or fractional Warrants shall be paid to any such holder, until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to Law, following surrender of any such Company Certificate, there shall be paid to the holder of record of such Company Certificate representing the whole number of shares of Parent Common Stock and Warrants to be issued in exchange therefor, without interest, at the time of such surrender, any cash in lieu of fractional shares of Parent Common Stock or fractional Warrants and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock or Warrants, or any check, is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer, and that the stockholder requesting such exchange shall have paid to Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock or Warrants in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is otherwise not payable.

     (f) Withholding of Tax. Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent (or any Affiliate, including the Surviving Corporation) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Authority and
(ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent.

     (g) Lost Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.